ADVENTRX REPORTS THIRD QUARTER FINANCIAL RESULTS

SAN DIEGO – November 8, 2010 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the three and nine months ended September 30, 2010.

“Our balance sheet remains strong due to our commitment to prudent cash management and reflected $29.3 million in cash at September 30,” said Brian M. Culley, Chief Executive Officer of ADVENTRX. “We recently submitted a New Drug Application to the FDA for our lead product candidate, Exelbine, as planned, and look forward to working with the FDA toward a potential approval for Exelbine next year,” continued Mr. Culley.

Third Quarter Financial Results

ADVENTRX’s net loss applicable to common stock for the third quarter of 2010 was $1.8 million, or $0.13 per share, compared to net loss applicable to common stock of $2.7 million, or $0.57 per share, for the same period in 2009. Net loss applicable to common stock and net loss were the same for the three months ended September 30, 2010. Net loss applicable to common stock for the three months ended September 30, 2009 included a non-cash, deemed dividend expense of $0.4 million related to the Company’s July and August 2009 equity financings.

Research and development (R&D) expenses for the third quarter of 2010 were $0.9 million, a decrease of $0.5 million, or 36%, compared to $1.4 million for the same period in 2009. The decrease was due primarily to a $1.0 million decrease in research-related manufacturing expenses for ANX-530, or Exelbine™, partially offset by a $0.3 million increase in fees for consulting services related to Exelbine and ANX-514 and a $0.2 million increase in toxicology study expenses related to Exelbine.

Selling, general and administrative (SG&A) expenses were $0.9 million for the third quarter of 2010 and for the same period in 2009.

Year-to-Date Financial Results

ADVENTRX’s net loss applicable to common stock for the nine months ended September 30, 2010 was $11.8 million, or $0.94 per share, compared to net loss applicable to common stock of $9.7 million, or $2.40 per share, for the same period in 2009. Included in net loss applicable to common stock for the nine months ended September 30, 2010 and 2009 were non-cash, deemed dividend expenses of approximately $5.6 million and $1.6 million, respectively, related to the Company’s January and May 2010 and June, July and August 2009 equity financings.

R&D expenses for the nine months ended September 30, 2010 were $2.8 million, a decrease of $1.8 million, or 39%, compared to $4.5 million for the same period in 2009. The decrease was due primarily to a $0.6 million decrease in external bioequivalence/clinical trial study fees and expenses largely attributable the completion of patient enrollment in the ANX-514 bioequivalence study and the completion of ANX-510 studies in the first quarter of 2009, a $0.6 million decrease in personnel costs attributable to lower headcount and the absence of severance costs in 2010, and a $0.5 million decrease in external nonclinical study fees and expenses largely attributable to a decrease in research-related manufacturing expenses for Exelbine.

SG&A expenses for the nine months ended September 30, 2010 were $3.4 million, a decrease of $0.3 million, or 9%, compared to $3.7 million for the same period in 2009. The decrease was due primarily to a $0.4 million decrease in fees for professional legal, audit and tax services, a $0.3 million decrease in personnel costs attributable to lower headcount and the absence of severance costs in 2010, and a $0.1 million decrease in the cost of the Company’s facilities lease, partially offset by a $0.3 million increase in director compensation and stock compensation expense and a $0.2 million increase in fees for accounting, investor relations and commercialization consulting services.

Balance Sheet Highlights

As of September 30, 2010, the Company had cash of $29.3 million and stockholders’ equity of $28.8 million.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are being developed to improve the performance of existing anti-cancer drugs by addressing limitations associated principally with their safety and use. More information can be found on the Company’s website at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that are based on ADVENTRX’s current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements regarding approval of Exelbine by the U.S. Food and Drug Administration (FDA) and ADVENTRX’s cash management. Actual events or results may differ materially from those expressed or implied by the forward-looking statements in this press release due to a number of risks and uncertainties, including, without limitation: the risk that the FDA does not accept the Exelbine New Drug Application (NDA) for review, including as a result of identifying clinical or nonclinical reasons for a refusal-to-file or identifying CMC reasons that were not identified in the refusal-to-file of the previously submitted Exelbine NDA; ADVENTRX’s dependence on the success of Exelbine and ANX-514 and the possibility that ADVENTRX does not receive regulatory approval of either product candidate on a timely basis, or at all; the risk that ADVENTRX will pursue development activities at levels or on timelines, or will incur unexpected expenses, that shorten the period through which its operating funds will sustain it; the risk that ADVENTRX may not be able to successfully commercialize Exelbine or ANX-514 if they receive regulatory approval; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the filing or the approval of the Exelbine NDA or an NDA for ANX-514, which activities may increase the cost and timeline to NDA filing or approval and negatively impact ADVENTRX’s ability to raise additional capital or partner its lead product candidates; the potential that changes made in transferring the manufacturing process for Exelbine and/or ANX-514 may result in a lack of comparability between the commercial product and the material used in bioequivalence trials, and that FDA may require ADVENTRX to perform additional non-clinical or clinical studies; the risk the FDA will determine that Exelbine and Navelbine® and/or ANX-514 and Taxotere® are not bioequivalent, including as a result of performing bioequivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis or determining that increased docetaxel blood-levels during and immediately following infusion are clinically relevant; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing Exelbine and/or ANX-514, including validating commercial manufacturing processes and manufacturers, as well as suppliers, and the potential for automatic injunctions regarding FDA approval of ANX-514; ADVENTRX’s reliance on the performance of third parties to assist in the conduct of its bioequivalence trials, regulatory submissions, CMC activities and other important aspects of the Exelbine and ANX-514 development programs, including analysis of the ANX-514 bioequivalence trial data, and that such third parties may fail to perform as expected; uncertainty regarding additional product candidates ADVENTRX may seek to acquire and the costs associated with developing and seeking approval of any such product candidates; the potential for ADVENTRX to enter into a merger or other business combination in connection with a new product candidate acquisition resulting in a successor entity that focuses its resources on developing products or product candidates other than ADVENTRX’s existing product candidates; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. ADVENTRX does not intend to revise or update any forward-looking statement set forth in this press release to reflect events or circumstances arising after the date hereof, except as may be required by law.

Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone (ir@adventrx.com)
858-552-0866 Ext. 303

Investor Contact:
Lippert/Heilshorn & Associates, Inc.
Don Markley (dmarkley@lhai.com)
310-691-7100

[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc.
	(A Development Stage Enterprise)
	Summary Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations Data*:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$300
Operating expenses:
Research and development	918	1,444	2,791	4,546
Selling, general and administrative	945	893	3,423	3,744
Depreciation and amortization	5	12	17	70
Total operating expenses	1,868	2,350	6,231	8,361
Loss from operations	(1,868)	(2,350)	(6,231)	(8,061)
Interest / Other income (expense)	24	(3)	64	(44)
Net loss	(1,844)	(2,353)	(6,166)	(8,105)
Deemed dividends on preferred stock	—	(376)	(5,640)	(1,609)
Net Loss applicable to common stock	$(1,844)	$(2,729)	$(11,806)	$(9,714)
Net loss per share – basic and diluted	$(0.13)	$(0.57)	$(0.94)	$(2.40)
Weighted average shares – basic and diluted	14,701	4,779	12,594	4,046

*Share and per share information reflect the 1-for-25 reverse split of outstanding common stock that took place on April 23, 2010 at 4:01 p.m. Eastern time. Share and per share information related to dates or periods prior to
April 23, 2010 have been restated to reflect the retrospective application of the reverse stock split.

Balance Sheet Data:
	September 30,	December 31,
	2010	2009
	(unaudited)
Total cash	$29,332	$8,667
Total current assets	30,456	8,972
Total current liabilities	1,700	2,354
Stockholders’ equity	28,789	6,674

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